                                                                       EXHIBIT 5


                                January 9, 1998



Compuware Corporation
31440 Northwestern Highway
Farmington Hills, Michigan 48334

Gentlemen:

         We have represented Compuware Corporation, a Michigan corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement"), for the registration under the Securities Act of 1933, as amended, of 858,375 shares of the common stock, par value $.01 (the "Common Stock"), of the Company for sale and issuance pursuant to the terms and conditions of the NuMega Technologies, Inc. 1996 Stock Plan, as assumed by the Company (the "Plan"). We have examined the proceedings proposed to be taken by the Company in connection with the Plan and the sale and issuance of the Common Stock pursuant thereto and such other records, documents and matters as we have deemed necessary or advisable in order to enable us to render this opinion.

         Based upon the above and taking into account such legal considerations as we have deemed relevant, we are of the opinion that the shares of Common Stock covered by the Registration Statement to be issued and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner referred to in the Registration Statement and the Plan, will be legally and validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,



                                         /s/  HONIGMAN MILLER SCHWARTZ AND COHN